Exhibit 99.1

Contact:

Steven H. Benrubi

(949) 699-3947

THE WET SEAL, INC. ANNOUNCES

SECOND QUARTER FISCAL 2011 RESULTS

INTRODUCES THIRD QUARTER 2011 GUIDANCE

FOOTHILL RANCH, CA, August 18, 2011 (BUSINESS WIRE) — The Wet Seal, Inc. (Nasdaq:WTSLA), a leading specialty retailer to young women, announced results for its fiscal second quarter ended July 30, 2011, and introduced guidance for the third quarter of fiscal 2011.

For the second quarter:

•	Net sales were $148.8 million compared to net sales of $131.5 million for the prior year second quarter.

•	Consolidated comparable store sales increased 6.0%. Comparable store sales for Wet Seal increased 6.2% and for Arden B increased 5.0%.

•	Operating income was $3.3 million, or 2.2% of net sales, compared to $2.6 million, or 2.0% of net sales, in the prior year second quarter.

•	The current year quarter included $1.1 million in non-cash asset impairment charges and the prior year quarter included $1.0 million in non-cash asset impairment charges.

•

Net income was $2.2 million, or $0.02 per diluted share, as compared to $1.6 million, or $0.02 per diluted share, in the prior year quarter. Excluding the after-tax effect of the non-cash asset impairment charges, net income would have been $2.8 million, or $0.03 per diluted share, in the current year quarter, and would have been $2.2 million, or $0.02 per diluted share, in the prior year quarter.

•	As of quarter-end, the Company’s inventory per square foot was up 2% versus the prior year quarter, with Wet Seal up 1% and Arden B up 7%.

•	The Company generated cash flows from operations of $9.5 million during the second quarter, and ended the quarter with $147.8 million of cash, cash equivalents and short-term investments, and no debt.

Ms. Susan McGalla, chief executive officer of The Wet Seal, Inc., commented, “We were pleased with continued momentum in our business through the second quarter as we entered the back-to-school selling season. We generated our strongest second quarter comparable store sales results since 2005, reflecting continued strength and balance in our merchandise assortments, a clarified message of unique fashion at a value in our Wet Seal stores, and a strengthening of the business trend in our Arden B stores.

“We also ended the second quarter comfortable with the level and overall content of our inventories.”

Ms. McGalla continued, “In the first half of August, during important early weeks of the back-to-school season, we have been encouraged by continued mid-single digit positive comparable store sales on a consolidated basis.”

Store Openings and Closings

The Company had eight store openings and two store closings at Wet Seal and no store openings or closings at Arden B during the second quarter. At July 30, 2011, the Company operated 542 stores in 47 states and Puerto Rico, including 460 Wet Seal stores and 82 Arden B stores.

Capital Expenditures and Depreciation

During the second quarter, the Company incurred capital expenditures of $8.1 million, of which $6.8 million was for construction of new stores and remodels of existing stores. The Company recognized tenant improvement allowances of $1.1 million associated primarily with new store construction, resulting in net capital expenditures for the quarter of $7.0 million.

Depreciation in the second quarter totaled $4.8 million as compared to $4.0 million in the prior year second quarter.

Capital Transactions

Under a $56.7 million stock repurchase program approved by its Board of Directors, during the second quarter the Company repurchased 8,778,525 shares of its Class A common stock at a total cost of $39.4 million. Under this program, through July 30, 2011, the Company had repurchased 10,660,825 shares of its Class A common stock at a total cost of $46.1 million.

Subsequent to July 30, 2011, the Company repurchased an additional 2,314,957 shares of its Class A common stock at a total cost of $10.6 million, which completed the $56.7 million stock repurchase program. Upon completion of the stock repurchase program on August 15, 2011, the Company had 90,511,267 shares of its Class A common stock outstanding.

Income Taxes

The Company incurred a provision for income taxes of $1.1 million for the quarter, bringing its year-to-date effective income tax rate to 39%, which is the expected effective rate for the fiscal year.

Due to its expected utilization of federal and state net operating loss (“NOL”) carry forwards during fiscal 2011, the Company anticipates cash income taxes for the year will only be approximately 4.5% of pre-tax income, representing the portion of federal and state alternative minimum taxes that cannot be offset by NOLs. The difference between the effective income tax rate and the anticipated cash income taxes is recorded as a non-cash provision for deferred incomes taxes.

During the third quarter of fiscal 2010, the Company determined it previously had interpreted federal tax rules incorrectly pertaining to expiration of charitable contribution carry forwards available to offset future taxable income. The Company also identified certain other minor errors in its deferred income taxes. As a result, the Company had overstated its net deferred tax assets and stockholders’ equity by approximately $6.6 million as of the end of fiscal 2009 and the first two quarters of fiscal 2010. The accompanying condensed consolidated balance sheet as of July 31, 2010, reflects correction of this overstatement.

Third Quarter Fiscal 2011 Guidance

For the third quarter of fiscal 2011, earnings are estimated in the range of $0.05 to $0.06 per diluted share. The guidance is based on the following major assumptions:

•	Total net sales between $159 million and $161 million versus $146.4 million in the third quarter of fiscal 2010.

•	Comparable store sales increase in the mid-single digits versus a 0.1% decrease in the prior year third quarter.

•	Gross margin rate between 31.5% and 32.1% of net sales versus 30.4% in the prior year third quarter, with expectations of an increase in merchandise margin.

•

SG&A expense of 26.7% of net sales versus 25.9% in the prior year third quarter, with the increase mainly driven by increased stock compensation for stock awards granted upon hire of the Company’s chief executive officer and chief operating officer and increased incentive compensation expense.

•

Operating income between $7.6 million and $8.8 million versus operating income of $5.1 million in the prior year third quarter. The prior year third quarter operating income included $1.6 million in non-cash asset impairment charges.

•	Interest income of less than $0.1 million versus interest income of less than $0.1 million in the prior year third quarter.

•

Income tax expense of between $3.0 million and $3.4 million versus income tax expense of $2.6 million in the prior year third quarter. In the prior year third quarter, the Company elected a tax method change, upon filing its 2009 federal tax return, that resulted in the reduction of deferred tax assets related to its charitable contribution carry-forwards of $0.5 million. This decrease was recorded as a non-cash deferred income tax charge and increased the effective tax rate for the quarter.

•	Net new store openings of 2 stores at Wet Seal and 4 stores at Arden B.

•	Weighted-average diluted shares outstanding of between 90 million and 91 million shares.

For all of fiscal 2011, the Company now expects to have 20 net Wet Seal store openings and 3 net Arden B store openings. The Company forecasts fiscal 2011 net capital expenditures will be approximately $22 million to $23 million, of which approximately $17 million to $18 million will be for construction of new stores or remodeling of existing stores upon lease renewals and/or store relocations.

Conference Call

The Company will host a conference call and question and answer session at 1:30 p.m. Pacific Time today. To participate in the conference call, please dial 888-609-5667 and provide ID number 9072841. A broadcast of the call will also be available on the Company’s website, www.wetsealinc.com. A replay of the call will be available through August 25, 2011. To access the replay, please call (888) 203-1112 or (719) 457-0820 and provide the ID number above.

About The Wet Seal, Inc.

Headquartered in Foothill Ranch, California, The Wet Seal, Inc. is a leading specialty retailer of fashionable and contemporary apparel and accessory items. As of July 30, 2011, the Company operated a total of 542 stores in 47 states and Puerto Rico, including 460 Wet Seal stores and 82 Arden B stores. The Company’s products can also be purchased online at www.wetseal.com or www.ardenb.com. For more company information, visit www.wetsealinc.com.

Safe Harbor

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This news release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements that relate to the Company’s guidance for its third quarter of fiscal 2011 and its store opening and capital spending plans for all of fiscal 2011, or any other statements that relate to the intent, belief, plans or expectations of the Company or its management. All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors beyond the Company’s control. Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company’s filings with the Securities and Exchange Commission. This news release contains results reflecting partial year data and non-fiscal data that may not be indicative of results for similar future periods or for the full year. The Company will not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Exhibit A

The Wet Seal, Inc.

Condensed Consolidated Balance Sheets

(000’s Omitted)

(Unaudited)

	July 30, 2011	January 29, 2011	July 31, 2010
ASSETS
Cash and cash equivalents	$109,566	$125,362	$165,516
Short-term investments	38,230	50,690	—
Merchandise inventories	43,176	33,336	39,285
Other current assets	17,620	14,592	13,531
Deferred taxes	19,649	19,649	19,600

Total current assets	228,241	243,629	237,932
Net equipment and leasehold improvements	93,164	88,720	87,029
Deferred taxes	27,516	33,255	40,349
Other assets	3,034	2,928	2,560

Total assets	$351,955	$368,532	$367,870

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable – merchandise	$29,287	$20,455	$21,970
Accounts payable – other	14,221	11,571	15,665
Income taxes payable	—	60	—
Accrued liabilities	26,248	24,752	24,561
Current portion of deferred rent	3,435	3,338	2,876

Total current liabilities	73,191	60,176	65,072
Deferred rent	31,800	30,900	28,988
Other long-term liabilities	1,700	1,763	1,707

Total liabilities	106,691	92,839	95,767
Total stockholders’ equity	245,264	275,693	272,103

Total liabilities and stockholders’ equity	$351,955	$368,532	$367,870

Exhibit A (Continued)

The Wet Seal, Inc.

Condensed Consolidated Statements of Operations

(000’s Omitted, Except Share Data)

(Unaudited)

	13 Weeks Ended		26 Weeks Ended
	July 30, 2011	July 31, 2010	July 30, 2011	July 31, 2010
Net sales	$148,770	$131,541	$304,810	$269,303
Gross margin	46,077	38,382	99,522	83,505
Selling, general & administrative expenses	41,695	34,737	81,555	69,801
Asset impairment	1,057	1,041	1,316	1,131

Operating income	3,325	2,604	16,651	12,573
Interest income (expense), net	22	60	51	(2,833)

Income before provision for income taxes	3,347	2,664	16,702	9,740
Provision for income taxes	1,149	1,049	6,491	4,983

Net income	$2,198	$1,615	$10,211	$4,757

Weighted average shares, basic	95,731,926	100,257,750	97,324,336	98,756,560
Net income per share, basic (1)	$0.02	$0.02	$0.10	$0.05
Weighted average shares, diluted	95,835,044	100,556,634	97,399,349	99,414,245
Net income per share, diluted (1)	$0.02	$0.02	$0.10	$0.05

(1)	Calculation of the Company’s earnings per share requires the allocation of net income among common shareholders and participating security holders. The net income available to common shareholders used to calculate basic and diluted earnings per share, respectively, was $2,139, $2,139, $9,962 and $9,962 for the 13 and 26 weeks ended July 30, 2011, and $1,592, $1,592, $4,630, and $4,631 for the 13 and 26 weeks ended July 31, 2010.

Exhibit A (continued)

The Wet Seal, Inc.

Consolidated Statements of Cash Flows

(000’s Omitted)

(Unaudited)

	26 Weeks Ended
	July 30,	July 31,
	2011	2010
CASH FLOW FROM OPERATING ACTIVITIES:
Net income	$10,211	$4,757
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	9,481	7,988
Amortization of premium on investments	460	—
Amortization of discount on secured convertible notes	—	2,083
Amortization of deferred financing costs	52	145
Amortization of stock payment in lieu of rent	31	49
Adjustment of derivatives to fair value	—	(20)
Interest added to principal of secured convertible notes	—	35
Asset impairment	1,316	1,131
Conversion inducement fee	—	700
Loss on disposal of equipment and leasehold improvements	46	537
Deferred income taxes	5,739	4,804
Stock-based compensation	1,960	619
Changes in operating assets and liabilities:
Other receivables	(599)	(902)
Merchandise inventories	(9,840)	(10,126)
Prepaid expenses and other assets	(2,481)	(1,356)
Other non-current assets	(106)	24
Accounts payable and accrued liabilities	9,841	7,628
Income taxes payable	(60)	(47)
Deferred rent	997	302
Other long-term liabilities	(66)	(66)

Net cash provided by operating activities	26,982	18,285

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of equipment and leasehold improvements	(14,096)	(13,040)
Proceeds from sale of marketable securities	12,000	—

Net cash used in investing activities	(2,096)	(13,040)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options	495	206
Conversion inducement fee	—	(700)
Repurchase of common stock	(41,177)	(5,199)
Proceeds from exercise of common stock warrants	—	4,271

Net cash used in financing activities	(40,682)	(1,422)

(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(15,796)	3,823
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	125,362	161,693

CASH AND CASH EQUIVALENTS, END OF PERIOD	$109,566	$165,516

Exhibit B

Segment Reporting (Unaudited)

The Company operates exclusively in the retail apparel industry in which it sells fashionable and contemporary apparel and accessories items, primarily through mall-based chains of retail stores, to female consumers with a young, active lifestyle. The Company has identified two operating segments (“Wet Seal” and “Arden B”). E-commerce operations for Wet Seal and Arden B are included in their respective operating segments. Information for the 13 and 26 weeks ended July 30, 2011, and July 31, 2010, for the two reportable segments is set forth below (in thousands, except store counts and sales per square foot):

Thirteen Weeks Ended July 30, 2011	Wet Seal	Arden B	Corporate	Total
Net sales	$125,033	$23,737	n/a	$148,770
% of total sales	84%	16%	n/a	100%
Comparable store sales % increase	6.2%	5.0%	n/a	6.0%
Operating income (loss)	$10,280	$1,449	$(8,404)	$3,325
Interest income, net	$—	$—	$22	$22
Income (loss) before provision for income taxes	$10,280	$1,449	$(8,382)	$3,347
Depreciation	$3,929	$504	$381	$4,814
Number of stores as of period end	460	82	n/a	542
Sales per square foot	$65	$85	n/a	$67
Square footage as of period end	1,832	253	n/a	2,085

Thirteen Weeks Ended July 31, 2010	Wet Seal	Arden B	Corporate	Total
Net sales	$108,875	$22,666	n/a	$131,541
% of total sales	83%	17%	n/a	100%
Comparable store sales % decrease	(4.3)%	(4.5)%	n/a	(4.3)%
Operating income (loss)	$6,219	$2,676	$(6,291)	$2,604
Interest income, net	$—	$—	$60	$60
Income (loss) before provision for income taxes	$6,219	$2,676	$(6,231)	$2,664
Depreciation	$3,398	$370	$226	$3,994
Number of stores as of period end	432	76	n/a	508
Sales per square foot	$61	$84	n/a	$64
Square footage as of period end	1,709	230	n/a	1,939

Twenty-Six Weeks Ended July 30, 2011	Wet Seal	Arden B	Corporate	Total
Net sales	$256,086	$48,724	n/a	$304,810
% of total sales	84%	16%	n/a	100%
Comparable store sales % increase	7.3%	2.4%	n/a	6.5%
Operating income (loss)	$29,094	$4,014	$(16,457)	$16,651
Interest income, net	$—	$—	$51	$51
Income (loss) before provision for income taxes	$29,094	$4,014	$(16,406)	$16,702
Depreciation	$7,713	$1,044	$724	$9,481
Sales per square foot	$134	$171	n/a	$139

Twenty-Six Weeks Ended July 31, 2010	Wet Seal	Arden B	Corporate	Total
Net sales	$222,786	$46,517	n/a	$269,303
% of total sales	83%	17%	n/a	100%
Comparable store sales % (decrease) increase	(1.4)%	0.1%	n/a	(1.1)%
Operating income (loss)	$20,548	$5,913	$(13,888)	$12,573
Interest expense, net	$—	$—	$(2,833)	$(2,833)
Income (loss) before provision for income taxes	$20,548	$5,913	$(16,721)	$9,740
Depreciation	$6,764	$743	$481	$7,988
Sales per square foot	$126	$172	n/a	$131

Exhibit B (Continued)

The “Corporate” column is presented solely to allow for reconciliation of store contribution amounts to consolidated operating income, interest income or expense, net, and income before provision for income taxes. Wet Seal and Arden B segment results include net sales, cost of sales, asset impairment and other direct store and field management expenses, with no allocation of corporate overhead or interest income and expense.

Wet Seal operating segment results during the 13 and 26 weeks ended July 30, 2011, and July 31, 2010, include $0.6 million, $0.8 million, $1.0 million and $1.1 million, respectively, of asset impairment charges.

Arden B operating segment results during the 13 and 26 weeks ended July 30, 2011, include $0.5 million and $0.5 million, respectively, of asset impairment charges.

Corporate expenses during the 26 weeks ended July 31, 2010, include non-cash interest expense of $2.1 million as a result of accelerated write-off of remaining unamortized debt discount and deferred financing costs upon conversions of Secured Convertible Notes and $0.7 million of cash interest expense for a conversion inducement associated with conversions of Secured Convertible Notes and Convertible Preferred Stock.

Exhibit C

Reconciliation of Non-GAAP Financial Measures to Most Directly Comparable Financial Measures

Included within this press release are references to net income and earnings per diluted share excluding the effect of certain charges, which are measures not in compliance with accounting principles generally accepted in the United States of America, or “non-GAAP financial measures.” The following is a reconciliation of these non-GAAP financial measures to the applicable GAAP financial measures for the 13 week periods ended July 30, 2011, and July 31, 2010 (in millions, except for earnings per diluted share):

	13 Weeks Ended July 30, 2011		13 Weeks Ended July 31, 2010
	Net Income	Earnings Per Diluted Share	Net Income	Earnings Per Diluted Share
Financial measure before certain charges (non-GAAP)	$2.8	$0.03	$2.2	$0.02
Charges:
Non-cash asset impairment charges, net of income taxes	(0.6)	(0.01)	(0.6)	—

GAAP financial measure	$2.2	$0.02	$1.6	$0.02

From time to time, the Company determines the carrying values of certain of its long-lived assets are not supported by their anticipated future cash flows and, as a result, must record non-cash charges to impair these assets. The timing and magnitude of these charges can be sporadic, thus significantly affecting the reported financial results of the fiscal period in which they are recorded. Given the unique nature and sporadic timing of these charges, the Company consistently presents these charges as a separate line item within its statements of operations and, similarly, believes the presentation of its historical financial information excluding these non-cash charges to be beneficial to its investors.